NewsRelease		(Williams Logo)

NYSE: WMB

Date:	Sept. 16, 2004

Williams to Continue Operating Power Business to Reduce Risk, Maximize Cash
Company Ends Efforts to Divest Unit; Expects Continued Positive Cash Flow from Operations

TULSA, Okla. – Williams (NYSE:WMB) announced today that it has decided to continue operating its wholesale power business and cease efforts to exit that business.

Today’s announcement follows the company’s disclosures over the last several months that it was evaluating the benefits of retaining the power business vs. the prospect of a sale in a depressed power market.

Coincident with the announcement, Williams affirmed its intent to continue executing its previously announced commercial strategy to focus on its significant natural gas businesses for disciplined growth while managing its power business to reduce risk and maximize the cash flow associated with that unit’s long-term wholesale power contracts.

“Williams’ progress in reducing the size of its power portfolio, combined with its improved financial capability and its focused business strategy have created the opportunity for us to take a long-term view of what is in the best interest of shareholders when it comes to our power business,” said Steve Malcolm, chairman, president and chief executive officer. “We believe that retaining the power business is the best path to create additional economic value.”

Williams cited previously disclosed factors as reasons for its decision to retain the business: the free cash flow generated by the business; the negative effect of depressed wholesale power markets on the marketability of the company’s business; and Williams’ own progress over the last two years in reducing the risk of and increasing the certainty of cash flow from its long-term power contracts.

“We have consistently made the tough decisions to divest assets for proceeds critical to our recovery and have been able to preserve excellent value for the shareholders. As a result of our disciplined restructuring, we have significantly improved our financial condition, enabling us to focus Williams’ resources on our natural gas businesses and strengthen our finances. We have learned to operate the wholesale power business in a manner that yields strong operating cash flows and still allows access to capital for our natural gas businesses,” Malcolm said.

“Williams has significantly reshaped the strategy of our power business. We have developed the financial strength and strategy to manage the working-capital requirements. We have managed this unit to reduce risk and maximize cash flows from existing positions. And we have focused our activity on meeting the needs of our own businesses – both power and natural gas.”

Williams’ decision to continue operating its power business in a manner consistent with its current management strategy creates a number of opportunities:

•	Realize expected cash flows. The power segment has contracts in place expected to generate cash in amounts that substantially cover its obligations through 2010.

•	Reduce longer-term risk. The decision to stay in this business strengthens the commercial position from which the company can execute risk-reducing, mid- to long-term deals designed to further hedge its portfolio to meet long-term obligations, including those in the period beyond 2010.

•	Capture potential upside. Williams will be in a position to benefit from the potential improvement in power markets.

•	Hedge natural gas businesses. The company’s power business, which is highly dependent on natural gas supplies for generation, has the capability of providing a natural hedge to Williams’ natural gas businesses. The power and natural gas markets continue to be strongly intertwined.

•	Complementary opportunities. The commercial and financial capabilities retained in the power business provide the opportunity for Williams to bring additional resources to bear in its pursuit of disciplined growth in its natural gas businesses.

With the decision to retain its power business, the company expects to apply hedge accounting for certain contracts in that segment’s portfolio. The effect would be a reduction in the volatility of future results related to these contracts.

“Now is the time to focus on our objectives for the power business – realizing expected cash flows, executing new contracts to further hedge our portfolio, providing functions that support our natural gas businesses, and using its commercial capabilities to help Williams pursue disciplined growth that is consistent with the company’s strategy,” Malcolm said.

Background

Williams’ power business primarily consists of long-term contracts for capacity to generate 7,700 megawatts of electricity for wholesale markets. The business also is a significant participant in the natural gas market. In 2003, the unit marketed 2.7 billion cubic feet of gas per day. Williams’ power business employs about 220 people, down from about 1,000 at its peak in 2001.

Tolling contracts that were forged between 1998-2001 represent the most significant portion of the company’s wholesale power business. Under six tolling agreements, Williams has the right to request that specified power plant operators convert fuel into up to 7,700 megawatts of power in exchange for a fixed fee.

Fixed fees associated with the tolling agreements currently total almost $400 million in annual demand payments. Williams has substantially covered these payments through 2010 via eight key offsetting contracts and related forward gas purchases. All of the existing tolling agreements are scheduled to expire between 2018-2022.

Additional Detail

Williams has a demonstrated commitment to increase the transparency of its power business to investors. It has conducted in-depth presentations and public webcasts on its power business for investment analysts. The company has scheduled another meeting and webcast on its power business for Nov. 18. Previous power-focused presentations, the most recent of which was conducted in June, are available on www.williams.com.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan

Williams (media relations)

(918) 573-6932

Travis Campbell

Williams (investor relations)

(918) 573-2944

Richard George

Williams (investor relations)

(918) 573-3679

Courtney Baugher

Williams (investor relations)

(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.